Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Post-Effective Amendment No. 4 to the Registration Statement of Plastec Technologies, Ltd. on Form F-1 of our report dated March 22, 2016 on the consolidated financial statements of Plastec Technologies, Ltd. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Dominic K.F. Chan & Co
Dominic K.F. Chan & Co.
Certified Public Accountants

Hong Kong
April 13, 2016